SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2006

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

800 Nicollet Mall Minneapolis, MN  55402

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Through a series of filings with the Public Utility Commission of Texas on May 31, 2006, Southwestern Public Service Company (SPS) requested a Texas retail electric general rate increase. The rate filing is based on a historical test year and includes a requested rate of return on equity of 11.6%, an electric net rate base of $942.8 million allocated to the Texas retail jurisdiction and an equity ratio of 51.1%. This is the first general rate case filed by SPS in Texas since 1986. The filing requests an overall increase in annual revenues of approximately $47 million, inclusive of certain changes in the existing fuel formula, or a 6.0 percent increase. A decision on the request would be expected to be effective in January of 2007.

For additional information, see the news release, filed as exhibit 99.01.

Item 8.01. Other Events

As previously disclosed in Xcel Energy Inc.’s Form 10-K for the year ended December 31, 2005 and Xcel Energy Inc.’s Form 10-Q for quarter ended March 31, 2006, several wholesale customers of Southwestern Public Service Company (SPS), a wholly-owned subsidiary of Xcel Energy, filed a rate complaint at the Federal Energy Regulatory Commission (FERC). On May 24, 2006, an Administrative Law Judge of the FERC issued an initial decision in the proceeding, FERC Docket No. EL05-19-000, et al. The proceeding was initiated after a group of SPS’s wholesale customers, which included Golden Spread Electric Cooperative, a partial requirements customer, and five full requirements customers that serve loads located in New Mexico and Texas, filed a complaint with the FERC on November 2, 2004. The complaint alleged that SPS’s rates for wholesale service were excessive and that SPS had violated, and continued to violate, the fuel cost adjustment clauses (FCAC) included in SPS’s rates for wholesale service. Among other things, the complainants asserted that SPS was not properly crediting the FCAC when it made off-system sales, and that SPS had inappropriately allocated fuel and purchased power costs to other of SPS’s wholesale customers, effectively raising fuel charges to complainants. Cap Rock Energy Corporation (Cap Rock), another full-requirements customer, Public Service Company of New Mexico and Occidental Permian Ltd. and Occidental Power Marketing, L.P. intervened in the proceeding.

In the initial decision, the ALJ resolved a number of disputed cost of service issues and ordered a compliance filing to determine the extent to which revenues recovered under currently effective rates for the period beginning January 1, 2005 through June 11, 2006 should be refunded to wholesale customers. The ALJ also found that SPS should recalculate its FCAC billings for the period beginning January 1, 1999 to reduce the fuel and purchased power costs recovered from the complaining customers and Cap Rock by allocating incremental fuel costs incurred by SPS in making wholesale sales to other firm customers at market-based rates during this period.

SPS intends to seek review by the FERC of the initial decision and, in particular, vigorously to challenge the ALJ’s findings regarding SPS’s past FCAC billings. SPS is still evaluating the decision and, while at this time, it has not yet determined what effect the initial decision would have on its results of operations, such impact could be material, if the initial decision is affirmed by the FERC and the courts on appeal.

For additional information, see ALJ Initial Recommendation, filed as exhibit 99.02.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.01	Xcel Energy News Release dated May 31, 2006.
99.02	FERC ALJ Initial Recommendation dated May 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

June 1, 2006